Exhibit 10.16
COMPENSATION OF NAMED EXECUTIVE OFFICERS OF ALLEGHANY CORPORATION (THE “COMPANY”)
     The following information relates to the compensation of the chief executive officer and the four other most highly compensated executive officers of the Company serving as executive officers at the end of 2005.
SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term
				Other Annual	Incentive	All Other
Name and Principal			Bonus	Compensation	Plan Payouts	Compensation
Position	Year	Salary	(1)	(2)	(3)	(4)
Weston M. Hicks,	2005	$800,000	$810,000	$8,074	$—	$126,915
President and chief	2004	700,000	518,007	5,104	—	111,430
executive officer(5)	2003	624,000	468,000	4,743	—	99,866

Roger B. Gorham	2005	$416,667	$337,500	$6,457	$—	$67,227
Senior Vice President – Finance and Investments and chief financial officer (6)	2004	25,189	—	277	—	142

Robert M. Hart,	2005	$491,497	$292,507	$7,347	$886,104	$83,544
Senior Vice President,	2004	472,593	282,703	6,787	706,485	79,956
General Counsel and Secretary	2003	454,416	268,149	6,304	460,788	76,581

James P. Slattery,	2005	$432,640	$257,637	$4,622	$557,163	$71,512
Senior Vice President —	2004	416,000	227,136	4,756	293,781	68,733
Insurance	2003	400,000	229,200	4,569	—	66,024

Peter R. Sismondo,	2005	$239,455	$136,203	$3,208	$455,328	$40,200
Vice President, Controller,	2004	230,245	103,749	3,030	363,114	38,579
Treasurer and Assistant Secretary	2003	221,389	101,485	2,867	236,940	37,034

(1)	These amounts represent (i) bonuses earned in respect of the relevant year under the 2005 Management Plan, which is designed to reward executive officers for the attainment of one or more performance goals established by the Compensation Committee, subject to reduction or elimination of any such bonus based on such criteria as the Compensation Committee shall determine, including, but not limited to, individual objectives established by the Compensation Committee, and (ii) in the case of the 2005 amounts for Messrs. Gorham and Sismondo, additional discretionary bonuses of $76,969 and $25,000, respectively, paid outside the 2005 Management Plan.

(2)	These amounts represent (i) payments for reimbursement of taxes on income imputed pursuant to the Company’s long-term disability and group term life insurance policies, and (ii) in the case of the 2005 amounts for each of Messrs. Hicks and Gorham, the additional amount of $2,500 representing the payment of luncheon club dues and fees.

(3)	These amounts represent payouts in February 2005 in settlement of performance shares awarded under the 1993 Long-Term Incentive Plan (the “1993 Plan”), which entitled the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share, depending upon the average annual compound growth in the Company’s Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993 Plan) for the 2001-2004 award period. Such payout was made in cash to the extent of minimum statutory withholding requirements in respect of the award, with the balance in Common Stock.

(4)	The 2005 amounts listed for Messrs. Hicks, Gorham, Hart, Slattery and Sismondo include (i) savings benefits of $119,375, $61,875, $73,606, $64,792 and $35,861, respectively, credited pursuant to the Deferred Compensation Plan; and (ii) benefits valued at $3,520, $1,332, $5,918, $2,700 and $1,130, respectively, pursuant to the Securities and Exchange Commission rules, of life insurance maintained by the Company on their behalf. Such life insurance policies provide a death benefit to an executive officer who is an employee at the time of his death equal to four times the amount of such executive officer’s annual salary at January 1 of the year of his death. The 2005 amounts listed for each of Messrs. Hicks, Gorham, Hart and Slattery also include compensation of $4,020, and the 2005 amount listed for Mr. Sismondo also includes compensation of $3,209, in respect of other insurance coverage.

(5)	Mr. Hicks was appointed President and chief executive officer of the Company effective December 31, 2004, and was Executive Vice President of the Company prior thereto.

(6)	Mr. Gorham has been a Senior Vice President of the Company since December 2004 and chief financial officer since May 1, 2005.